Exhibit 5.1

October 3, 2016

Quintiles IMS Holdings, Inc.

4820 Emperor Blvd.

Durham, North Carolina 27703

Re:	Registration Statement on Form S-8

Dear Ladies and Gentlemen:

We have acted as counsel to Quintiles IMS Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Company’s preparation and filing with the Securities and Exchange Commission (the “Commission”) the Registration Statement on Form S-8 filed on the date hereof (the “Registration Statement”), pursuant to Rule 414(d) of the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 14,813,917 shares of common stock, par value of $0.01 per share (the “Shares”), of the Company issuable under the (i) Quintiles IMS Holdings, Inc. 2010 Equity Incentive Plan, (ii) Quintiles IMS Holdings, Inc. 2014 Incentive and Stock Award Plan, and (iii) Quintiles IMS Holdings, Inc. Defined Contribution Executive Retirement Plan (together, the “Plans”).

On May 3, 2016, Quintiles Transnational Holdings Inc., a North Carolina corporation (“Quintiles”), and IMS Health Holdings, Inc., a Delaware corporation (“IMS Health”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On October 3, 2016, pursuant to the Merger Agreement, IMS Health merged with and into Quintiles, with Quintiles continuing as the surviving corporation (the “Surviving Corporation”), and the separate corporate existence of IMS Health ceased (the “Merger”). The Surviving Corporation operates under the name Quintiles IMS Holdings, Inc. Immediately prior to the completion of the Merger, Quintiles converted to a Delaware corporation. The Surviving Corporation has assumed the rights and obligations of IMS Health under the Plans.

Quintiles IMS Holdings, Inc.

October 3, 2016

In connection herewith, we have examined:

(1)	the Plans; and

(2)	the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Certificate of Incorporation and the Company’s Amended and Restated Bylaws, each as currently in effect, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the Plans and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies or by facsimile or other means of electronic transmission, or which we obtained from the Commission’s Electronic Data Gathering, Analysis and Retrieval system (“Edgar”) or other sites maintained by a court or governmental authority or regulatory body and the authenticity of the originals of such latter documents. If any documents we examined in printed, word processed or similar form has been filed with the Commission on Edgar or such court or governmental authority or regulatory body, we have assumed that the document so filed is identical to the document we examined except for formatting changes.

When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Plans and certificates and statements of appropriate representatives of the Company.

In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, and assuming that upon issuance such Shares together with all shares of common stock previously issued or reserved for issuance and not duly and lawfully retired do not exceed 400,000,000 shares, we are of the opinion that upon the issuance and sale of said Shares and the receipt by the Company of all consideration therefor and upon the terms and conditions set forth in the Plans, said Shares will be legally issued, fully paid and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

Quintiles IMS Holdings, Inc.

October 3, 2016

Our opinion herein reflects only the application of the General Corporation Law of the State of Delaware (including the statutory provisions, all applicable provisions of the Delaware constitution and reported judicial decisions interpreting the foregoing). The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We do not render any opinions except as set forth above. This opinion is being delivered by us solely for your benefit in connection with the filing of the Registration Statement with the Commission (the “SEC”). We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder

/s/ Bryan Cave LLP